Exhibit 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE

Investor Relations:                         Media Relations:
John Pitt                                   Calvin Mitchell
Instinet Group Incorporated                 Instinet Group Incorporated
212 310 7481                                212 310 7520
john.pitt@instinet.com                      calvin.mitchell@instinet.com



                  INSTINET ANNOUNCES THIRD QUARTER 2002 RESULTS

                  Company Takes Charge for Goodwill Impairment

NEW YORK, October 15, 2002 - Instinet Group Incorporated (Nasdaq: INET) today announced a net loss of $528.4 million, or $2.05 per share on a fully diluted basis, for the third quarter ended September 30, 2002, compared to a net profit of $8.2 million, or $0.03 per share, for the third quarter of 2001. Instinet's results included a pre-tax, non-cash charge of $552 million for impairment of goodwill in the third quarter.

Excluding the goodwill impairment charge, as well as net investment results and a restructuring charge, together with the related tax effects, pro forma operating results in the third quarter was $3.0 million, or $0.01 per share. 1

"There's no denying that we are facing tough business conditions and a very competitive landscape," said Ed Nicoll, Instinet's Chief Executive Officer. "Even so, we are committed to rationalizing our cost structure to make our company profitable at the current level of business. Once we reduce costs, we believe we'll be in an excellent position to leverage our commanding market share position to serve our customers while improving profitability."


Goodwill Charge

The charge for goodwill impairment is based on the application of impairment tests prescribed by recently enacted accounting standards (FAS 142), and eliminates all goodwill from Instinet's balance sheet as of September 30, 2002.

These accounting standards required the company to initiate a goodwill impairment test as a result of the recent decline of Instinet's stock price. The company performed a valuation of its tangible and intangible assets, and based on this valuation and the application of the new accounting standards, believes that an impairment charge is appropriate. This charge results in a non-cash charge to the company and no reduction to tangible book value. A related tax benefit of $26 million has been recorded.


Business Highlights

   o Instinet and Island Holding Company, Inc. completed their merger on September 20, 2002. Island became a wholly owned subsidiary of Instinet. This combination offers professional investors and traders superior trading platforms and diverse trading choices in worldwide marketplaces. Island's operating and financial data, subsequent to September 20, 2002, are aggregated with Instinet's results for the third quarter.
   o In connection with the Island transaction, Instinet paid a one-time special cash distribution of $1.00 per share on all shares that were issued and outstanding prior to the closing. The aggregate amount of the distribution was approximately $249 million, and it was paid on October 3, 2002.
   o A record 26.5 billion U.S. equity shares was traded through Instinet in the third quarter of 2002, up 38% from 19.2 billion shares in the previous quarter, and up 70% from 15.6 billion executed in the third quarter of 2001. U.S. equity shares executed during the third quarter of 2002 consisted of 22.6 billion Nasdaq-listed shares and 3.9 billion exchange-listed shares.
   o Instinet's share of Nasdaq-listed volume was a record 20.5% in the third quarter compared to 13.8% in the previous quarter and 13.5% in the third quarter of 2001. The company's share of total U.S. equity volume was a record 11.1% in the third quarter versus 8.5% in the previous quarter and 8.6% in the comparable period last year.
   o The company's annualized fixed-cost base was $547 million in the third quarter, down $175 million or 24% from the year-ago quarter. (The fixed-cost base excludes non-recurring expenses - charges for goodwill impairment and restructuring -- and variable costs, including soft dollar and commission recapture, brokerage, clearing and exchange fees, and broker-dealer rebates.)

Financial Performance

Revenues

Total revenues for the third quarter were $254.3 million, down $65.4 million or 21% from the third quarter of 2001 and $14.4 million or 5% from the previous quarter. Transaction fee revenue for the third quarter was $263.9 million, down 15% from $311.7 million in the comparable period in 2001. Net of soft dollar expenses and commission recapture expenses, and broker-dealer rebates, third quarter transaction fee revenue declined 34% from the third quarter of 2001, and 5% from the previous quarter.

Net transaction fee revenue from U.S. equity transactions decreased 7% from the prior quarter with a 38% increase in shares traded on Instinet being offset by a 31% decrease in average pricing. The decline in average pricing resulted primarily from a shift in the mix of volume towards customers at lower price levels, primarily U.S. broker-dealers.

Net transaction fee revenue from U.S. equities traded by U.S. broker-dealers represented approximately 24% of total net transaction fee revenue in the third quarter compared to 22% in the second quarter of 2002, and 40% in the year-ago quarter. This shift was largely due to the broker-dealer rate-card changes Instinet began implementing in the first quarter of 2002. Buy-side institutions trading U.S. equities made up approximately 49% of total net transaction fee revenue in the third quarter versus 52% in the previous quarter and 43% in the comparable period in 2001.

Net transaction fee revenue from non-U.S. equities increased slightly from the previous quarter, and made up 24% of the total, compared to 22% in the prior quarter and 17% a year earlier.

Interest income for the third quarter was $10.7 million, down 25% from the comparable period in 2001. During the quarter, Instinet recorded a net investment loss of $20.3 million, resulting mainly from a write-down in the carrying value of some of the company's non-public investments, primarily Archipelago Holdings LLC.

Expenses

Instinet's total expenses from continuing operations for the third quarter were $822.7 million. Excluding goodwill impairment and restructuring charges, expenses were down approximately 5% from the previous quarter and 2% year-over-year. Further excluding soft dollar expenses and commission recapture expenses, brokerage, clearing and exchange fees, and broker-dealer rebates (costs directly related to transactions), expenses were down 16% from the previous quarter and 24% year-over-year.

The following cost lines decreased from the prior quarter:

   o Compensation and benefits expense was $63.8 million, down 10% from the previous quarter, and 25% from the previous year, reflecting lower staff levels and lower levels of discretionary incentive compensation.
   o Communications and equipment expense was $26.6 million, down 9% from the previous quarter and 28% from the year-ago quarter, primarily due to successful efforts to gain network and systems efficiencies.
   o Soft dollar and commission recapture expenses were $51.8 million, down 16% from the previous quarter and essentially in line with the previous year. An increase in commission recapture only partly offset a decline in Instinet's soft dollar business, reflecting the decrease in buy-side trading volumes.
   o Depreciation and amortization expenses were $16.7 million, down 7% from the previous quarter and 21% from the previous year, due to lower levels of capital spending and the exclusion of goodwill amortization as a result of recent accounting changes.
   o Professional fees fell 23% from the prior quarter, and 37% from the year-ago quarter, to $5.1 million, reflecting successful efforts to limit the company's use of external consultants.
   o Occupancy costs decreased 10% from the previous quarter, and 15% from the third quarter of 2001, to $12.2 million as the company continued to consolidate office facilities.
   o Marketing and business development expenses were $2.5 million, down 67% from the previous quarter, reflecting reduced discretionary spending, although they were higher than the unusually low $0.8 million recorded in the year-ago quarter.
   o Other costs decreased 41% from the previous quarter, and 31% from the year-ago quarter, to $9.9 million, due to cost reduction efforts.

The following cost lines showed increases over the prior quarter:

   o Brokerage, clearing and exchange fees were $42.1 million, up 25% from the prior quarter and 26% from the third quarter of 2001, reflecting higher transaction volumes.
   o Broker-dealer rebates increased 53% to $39.0 million from $25.5 million in the previous quarter, reflecting the impact of the liquidity-based broker-dealer pricing plan first implemented in March 2002.

Balance Sheet

At September 30, 2002, Instinet had net cash of approximately $821 million and $953 million of tangible net assets. (After allowing for the $1.00 per share special distribution made in early October, net cash would be $572 million.) At September 30, 2002, there were approximately 329.2 million shares of common stock outstanding.


Business Review

Instinet's average daily share volume in Nasdaq-listed stocks rose 40% in the third quarter from the previous quarter, while overall market volume in Nasdaq-listed stocks declined by 6%, leading to an increase in Instinet's share of Nasdaq volume to 20.5% from 13.8%. Instinet's U.S. broker-dealer customer group accounted for most of this gain, following business initiatives taken by the company earlier this year, most notably the introduction of a revised rate schedule in the first quarter. The new rates resulted in a substantial decrease in the effective commission rates paid by this group, and an overall decline in associated revenue, despite increased volumes.

Important operating achievements during the quarter included:

   o Instinet Trading PortalSM, the company's new front-end trading application, was deployed at approximately 300 Instinet client sites by the end of the third quarter, many with multiple site licenses. Deployment was ahead of schedule. Portal has achieved significant volume penetration; on its peak trading day to date - 14.1 million shares on October 1 - the new application contributed approximately 20% of Instinet's total institutional order flow. The company is targeting a total of 400 Portal installations by year-end.
   o NewportTM , Instinet's patent-pending global program-trading & execution management solution, was being used by 22 major clients in the U.S. and Europe by the end of the quarter, more than twice the number of clients than in the previous quarter. These were primarily multinational banks and global index fund managers, with between one and eight users at each customer site. The company continues to target a total of 40-50 client-site installations by year-end. In addition, Newport is used actively on Instinet's own program-trading and working-order desks to receive and trade portfolios and discretionary orders on behalf of clients.
   o Continuing progress was made in the company's efforts to develop its block trading functionality known as Targeted Orders, which is designed to allow clients to maximize their order exposure while minimizing information exposure. Our development team is on schedule to begin beta tests this month, and to go into full production by the end of the year.

"Instinet's gains in volume and market share are encouraging signs of the company's success in connecting with its customers and putting a highly competitive offering into the marketplace," said Jean-Marc Bouhelier, Chief Operating Officer, Instinet Group Incorporated. "The business environment remains extremely challenging, but we believe that our core strategy of aligning with our client groups, delivering innovative new products and reducing our cost base, will continue to improve our competitive position and the profitability of our operations."


Regulatory Challenges

Instinet's ECNs face a number of regulatory challenges, such as integration into the national market system for listed securities, as well as ongoing SEC initiatives affecting access fees and market data revenue sharing. These challenges have had, and may continue to have, a negative impact on Instinet's transaction revenues.


Outlook

"As we look ahead to achieving our company's goals and serving our customers, two priorities will be paramount," said Ed Nicoll. "First, we are absolutely committed to achieving cost synergies from the Instinet-Island combination. At the time of the merger, we identified cost synergies of approximately $25 million per year. We are thoroughly reviewing the company's entire cost structure, and will have more details soon. At this time, I can say that we expect to achieve substantially more than $25 million per year. The total cost synergies should fall in four areas: technology, clearing, facilities, and compensation."

Nicoll added that in technology, the company was working to rationalize Instinet's and Island's trading platforms and infrastructure over the long term and to adopt a technology solution that will be both low-cost and robust and, for customers, reliable, scalable, and highly efficient. In clearing, the company intends to move Island's clearing to Instinet Clearing Services. In facilities, the company intends to rationalize office space and data centers. In terms of compensation expense, the company is reviewing headcount at all levels to produce a leaner and more efficient structure.

"Our second priority," noted Nicoll, "is to realize as much benefit as possible from our two liquidity pools and from complementary customer bases. Instinet has set the standard for providing its customers with value-added tools to execute large orders while minimizing market impact. With the benefit of our two liquidity pools, the Island customer base will have the chance to interact with this Instinet liquidity. In return, Instinet customers will, of course, have the opportunity to interact with the extra liquidity from Island. In the first two weeks after the closing of the merger, the latest period for which we have disclosed data, Instinet's and Island's two liquidity pools averaged about 34% OTC market share. This liquidity means that we can offer our customers better execution opportunities."


Webcast

Instinet will webcast a conference call to discuss its third quarter results at 5:00 p.m. New York time today at http://www.investor.instinet.com. After the call, a replay will be available at the same address for approximately three days, followed by a transcript of the call.


About Instinet

Instinet, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Our services enable buyers and sellers worldwide to trade securities directly and anonymously with each other, have the opportunity to gain price improvement for their trades and lower their overall trading costs. Through our electronic platforms, our customers also can access over 40 securities markets throughout the world, including Nasdaq, the NYSE and stock exchanges in Frankfurt, Hong Kong, London, Paris, Sydney, Tokyo, Toronto and Zurich. We also provide our customers with access to research generated by us and by third parties, as well as various informational and decision-making tools. Unlike most traditional broker-dealers, we act solely as an agent for our customers and do not trade securities for our own account or maintain inventories of securities for sale.

1. See table titled "Reconciliation of Pro Forma Results".

                                     # # #


This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

(C)2002 Instinet Corporation and its affiliated companies. All rights reserved. Instinet Clearing Services, Inc. is a wholly owned subsidiary of Instinet Corporation, both members NASD/SIPC, and subsidiaries of Instinet Group Incorporated. INSTINET, the INSTINET Mark, the Instinet Trading Portal and Newport are trade marks and service marks in the United States and in other countries throughout the world. The Island ECN, Inc., member NASD/CSE/SIPC, is a subsidiary of Instinet Group Incorporated.

This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet's Quarterly Report on Form 10-Q for the period ended June 30, 2002 as Exhibit 99.1, and other documents filed with the SEC and available on the Company's website. Certain information regarding Nasdaq trading volumes is also included in Instinet's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and on the Company's website at www.instinet.com. These statements speak only as of the date of this news release, and the Company does not undertake any obligation to update them.

Instinet Group Incorporated
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)


                                                                 Three months ended
                                                          --------------------------------     Pct Chg
                                                           Sep 30, 2002      Sep 30, 2001     inc/(decr)
                                                          --------------    --------------
REVENUES
Transaction fees                                            $  263,917        $  311,737        (15.3)%
Interest                                                        10,699            14,254        (24.9)
Investments                                                    (20,336)           (6,330)           -
                                                           ------------      ------------
     Total revenues
                                                               254,280           319,661        (20.5)

EXPENSES
Compensation and benefits                                       63,809            84,820        (24.8)
Communications and equipment                                    26,620            36,939        (27.9)
Soft dollar and commission recapture                            51,824            51,595          0.4
Brokerage, clearing and exchange fees                           42,079            33,284         26.4
Depreciation and amortization                                   16,712            21,206        (21.2)
Professional fees                                                5,110             8,085        (36.8)
Occupancy                                                       12,223            14,424        (15.3)
Marketing and business development                               2,451               843            -
Broker-dealer rebates                                           39,004                 -            -
Other                                                            9,899            14,312        (30.8)
Restructuring                                                      955            22,821            -
Goodwill impairment                                            551,991                 -            -
Loss of fixed assets at World Trade Center                                        19,528            -
Recovery of fixed asset lost                                                     (19,528)           -
                                                           ------------      ------------
     Total expenses                                            822,677           288,329            -
                                                           ------------      ------------

Income/(loss) from continuing operations before income
  taxes and discontinued operations                           (568,397)           31,332
Income tax provision/(benefit)                                 (39,958)           15,685
                                                           ------------      ------------
Income/(loss) from continuing operations                      (528,439)           15,647
Discontinued operations:
  Loss from operations of fixed income business                      -           (11,871)
  Income tax benefit                                                 -             4,434
                                                           ------------      ------------
     Net income/(loss)                                      $ (528,439)       $    8,210
                                                           ============      ============

Earnings/(loss) per share - basic and diluted:
  Income/(loss) from continuing operations                  $    (2.05)       $     0.06
  Discontinued operations:
    Loss from operations of fixed income business                                  (0.05)
    Income tax benefit                                               -              0.02
                                                           ------------      ------------
     Net income/(loss)                                      $    (2.05)       $     0.03
                                                           ============      ============


Weighted average shares outstanding - basic                    258,206           243,719          5.9
Weighted average shares outstanding - diluted                  258,487           243,722          6.1

Note: Results for Island Holding Company, Inc. are included from 9/23/02.

Instinet Group Incorporated
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

                                                                 Nine months ended
                                                         ---------------------------------     Pct Chg
                                                           Sep 30, 2002      Sep 30, 2001     inc/(decr)
                                                         ---------------    --------------
REVENUES
Transaction fees                                             $ 799,731        $1,105,124        (27.6)%
Interest                                                        31,591            37,734        (16.3)
Investments                                                    (39,231)             (429)           -
                                                           ------------      ------------
     Total revenues                                            792,091         1,142,429        (30.7)

EXPENSES
Compensation and benefits                                      221,016           322,352        (31.4)
Communications and equipment                                    89,116           123,130        (27.6)
Soft dollar and commission recapture                           167,153           161,876          3.3
Brokerage, clearing and exchange fees                          112,527           105,859          6.3
Depreciation and amortization                                   53,765            59,485         (9.6)
Professional fees                                               16,774            32,110        (47.8)
Occupancy                                                       39,370            38,331          2.7
Marketing and business development                              13,338            19,404        (31.3)
Broker-dealer rebates                                           67,798                 -            -
Other                                                           42,425            40,792          4.0
Restructuring                                                   58,395            22,821            -
Goodwill impairment                                            551,991                 -            -
Loss of fixed assets at World Trade Center                                        19,528            -
Recovery of fixed asset lost                                                     (19,528)           -
                                                           ------------      ------------
     Total expenses                                          1,433,668           926,160         54.8
                                                           ------------      ------------

Income/(loss) from continuing operations before income
  taxes and the cumulative effect of changes in
  accounting principles                                       (641,577)          216,269
Income tax provision/(benefit)                                 (59,778)           95,548
                                                           ------------      ------------
Income/(loss) from continuing operations before the
  cumulative effect of changes in accounting principles       (581,799)          120,721
Discontinued operations:
  Loss from operations of fixed income business                (33,356)          (34,598)
  Income tax benefit                                            10,770            12,925
                                                           ------------      ------------
Income/(loss) before cumulative effect of change in
  accounting principle                                        (604,385)           99,048
Cumulative effect of change in accounting principle,
  net of tax                                                   (18,642)                -
                                                           ------------      ------------
     Net income/(loss)                                      $ (623,027)        $  99,048
                                                           ============      ============

Earnings/(loss) per share - basic and diluted                $   (2.31)         $   0.54
  Income/(loss) from continuing operations
  Discontinued operations:
    Loss from operations of fixed income business                (0.13)            (0.16)

    Income tax benefit                                            0.04              0.06
                                                           ------------      ------------

  Income/(loss) before cumulative effect of change in
    accounting principle                                         (2.40)             0.44
  Cumulative effect of change in accounting principle            (0.07)                -
                                                           ------------      ------------
     Net income/(loss)                                       $   (2.47)         $   0.44
                                                           ============      ============

Weighted average shares outstanding - basic                    251,865           224,566         12.2

Weighted average shares outstanding - diluted                  251,965           224,567         12.2


Note: Results for Island Holding Company, Inc. are included from 9/23/02.

Instinet Group Incorporated
RECONCILIATION OF PRO FORMA RESULTS
In evaluating the Company's financial performance, management reviews results from operations, which excludes non-operating or one-time charges. The following is a reconciliation of US GAAP results to pro forma operating results for the three months ended September 30,. 2002.

Total revenues                                               $ 254,280
Less Investments                                               (20,336)
                                                            -----------
Pro forma revenues                                             274,616
                                                            -----------

Total expenses                                                 822,677
Less Goodwill impairment                                       551,991
Less Restructuring                                                 955
                                                            -----------
Pro forma expenses                                             269,731
                                                            -----------

Loss before taxes                                             (568,397)
Less net effect of pro forma adjustments                       573,282
                                                            -----------
Pro forma income before income taxes                             4,885
                                                            -----------

Benefit from income taxes                                      (39,958)
Tax effect of pro forma adjustments                             41,833
                                                            -----------
Pro forma provision for income taxes                             1,875
                                                            -----------

Net loss                                                      (528,439)
Net effect of pro forma adjustments                            531,449
                                                            -----------
Pro forma net income                                          $  3,010
                                                            -----------

Loss per share - diluted                                         (2.05)
Net effect of pro forma adjustments                               2.06
                                                            -----------
Pro forma earnings per share                                      0.01
                                                            -----------

Instinet Group Incorporated

KEY STATISTICAL INFORMATION

The following table presents key transaction volume information, as well as certain other operating information.


                                                                                                       Pct Chg -- inc/(decr)
                                                                                                       ---------------------
                                                                        Three months ended             Sep 30 2002 versus:
                                                                -----------------------------------
                                                                     Sep 30      Jun 30     Sep 30         Jun 30    Sep 30
                                                                       2002        2002       2001           2002      2001
                                                                -----------------------------------    ---------------------

Net transaction fees from US equities (thousands) (1)              $130,121    $140,212   $214,578          (7.2)    (39.4)%
Net transaction fees from non-US equities (thousands)(1)            $40,495     $39,942    $43,662            1.4     (7.3)
                                                                -----------------------------------
Total net equity transaction fees (thousands)(1)                   $170,616    $180,154   $258,240          (5.3)    (33.9)
-----------------------------------------------------------     -----------------------------------

Total U.S. equity share volume (millions)(2), (3)                   239,100     225,455    180,711            6.1      32.3
Instinet's U.S. equity share volume (millions) (2)                   26,471      19,221     15,550           37.7      70.2
Instinet's share of total U.S. equity share volume (2), (3)           11.1%        8.6%       8.6%
-----------------------------------------------------------     -----------------------------------

Total Nasdaq-listed equity share volume (millions) 3                110,195     117,032     96,496          (5.8)      14.2
Instinet's Nasdaq-listed equity share volume (millions)              22,569      16,149     13,048           39.8      73.0
Instinet's share of total Nasdaq-listed equity share
volume (3)                                                            20.5%       13.8%      13.5%
-----------------------------------------------------------     -----------------------------------

Total U.S. exchange-listed equity share volume (millions)           128,905     108,413     83,933           18.9      53.6
Instinet's U.S. exchange-listed equity share volume
(millions)                                                            3,902       3,072      2,502           27.0      56.0
Instinet's share of total U.S. exchange-listed equity
share volume                                                           3.0%        2.8%       3.0%
-----------------------------------------------------------     -----------------------------------

Instinet's U.S. equity transaction volume (thousands)                37,789      27,000     19,713           40.0      91.7
Instinet's non-U.S. equity transaction volume (thousands)             2,376       1,955      1,887           21.5      25.9
                                                                -----------------------------------
Instinet's total equity transaction volume (thousands)               40,165      28,955     21,600           38.7      85.9
-----------------------------------------------------------     -----------------------------------

Instinet's average net equity transaction fee revenue
(U.S. cents per share per side) (1)                                    0.25        0.36       0.69         (30.6)    (63.8)
Instinet's average U.S. equity transaction size (shares
per transaction)                                                        700         712        788          (1.6)    (11.1)
Instinet's average equity transactions per day (thousands)              628         452        366           38.7      71.4
-----------------------------------------------------------     -----------------------------------

Full time employees at period end                                     1,723       1,559      2,044           10.5    (15.7)
-----------------------------------------------------------     -----------------------------------

1. Net equity transaction fees exclude revenues directly related to "Soft Dollar and Commission
Recapture" and "Broker-dealer Rebates", and thus do not represent U.S. GAAP.

2. U.S. shares consist of shares of exchange-listed and Nasdaq-quoted stocks.  For a description of how we calculate our Nasdaq volumes, see "Management's Discussion and Analysis of Financial
Condition and Results of Operations - Key Statistical Information -- Nasdaq Volume Calculations"
in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

3. Prior amounts may be restated due to updates in volumes from Nasdaq.

Note: Results for Island Holding Company, Inc. are included from 9/23/02.